Wind River Reports First Quarter Revenue of $52.8 Million and GAAP Operational Cash Flow of $9 Million

ALAMEDA, CA -- 05/18/2004 --

--  Q1 FY05 Revenues: $52.8 million, 9% increase compared to Q1 FY04 revenues of $48.5 million
--  Deferred revenue balance: $45.5 million, $6.4 million increase quarter over quarter
--  Q1 FY05 Cash flow from operations, excluding restructuring-related payments of $1.4 Million: $10.4 million
--  Q1 FY05 GAAP net loss per share: $0.05; Q1 FY05 non-GAAP net loss per share: $0.02 versus guidance of GAAP net loss per share between $0.05-$0.07 and non-GAAP net loss per share between $0.03-$0.05
Wind River Systems, Inc. (NASDAQ: WIND), the worldwide market leader in device software optimization, today reported its first quarter fiscal 2005 operating results.

Total revenues for the first quarter ended April 30, 2004 were $52.8 million, a 9% increase compared to revenues of $48.5 million for the first quarter ended April 30, 2003, and above previous revenue guidance of $49 million to $51 million.

"Q1 was a good start to the year. Strong execution across the organization coupled with a healthier economy generated solid results," said Ken Klein, president, chief executive officer and chairman. "Device software optimization is becoming a key strategic focus for our customers. Our customers believe in our product strategy and are choosing to partner with us to develop their next generation of connected intelligent devices."

Generally accepted accounting principles (GAAP) net loss for the first quarter of fiscal 2005 was $3.8 million, compared to a net loss of $10.8 million for the first quarter of fiscal 2004. GAAP net loss per share was $0.05 for the first quarter of fiscal 2005, compared to a net loss per share of $0.14 for the first quarter of fiscal 2004.

Non-GAAP net loss for the first quarter of fiscal 2005 was $1.9 million, compared to a non-GAAP net loss of $9.3 million for the first quarter of fiscal 2004. Non-GAAP net loss per share was $0.02 for the first quarter of fiscal 2005, compared to a non-GAAP net loss per share of $0.12 for the first quarter of fiscal 2004.

"Wind River continues to deliver on its commitment to growing the company's top-line as well as generating positive cash flow," said Mike Zellner, senior vice president, finance and administration and chief financial officer. "Exceeding our top-line target this quarter underscores the strength of our business model as well as the commitment and performance of our employees."

Wind River provides non-GAAP net loss and net loss per share data as an alternative for understanding the company's operating results. Non-GAAP data is not in accordance with, or an alternative to, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net loss for the three month periods ended April 30, 2004 and 2003 was computed by adjusting GAAP net loss data to exclude amortization of purchased and other intangibles, gain on investments and technology and restructuring costs. Wind River provides a reconciliation of its GAAP and non-GAAP net loss and net loss per share data for the three month periods ended April 30, 2004 and 2003 on page four of this release.

Financial Outlook

The following statements are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River's SEC reports for a more comprehensive description of risks. In response to SEC Regulation Fair Disclosure (Reg FD), the Company plans to disseminate its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further material guidance on analysts' financial models beyond the information provided in its quarterly earnings release and conference call.

Second Quarter Fiscal Year 2005 Outlook

--  The company expects revenue for Q2 fiscal year 2005 to be between $53 million to $55 million.
--  The company expects a GAAP net loss per share for Q2 fiscal year 2005 to be between $0.03 and $0.05, with a basic share count of approximately 82 million to 83 million shares.
--  The company expects a non-GAAP net loss per share for Q2 fiscal year
    2005 to be between $0.01 and $0.03.
--  The company expects cash flow from operations, excluding restructuring activities, to be positive for Q2 fiscal year 2005.
Key Metrics to Measure Success
--  Growth in reported revenue
--  Growth in deferred revenue
--  Positive cash flow from operations
"I am encouraged that we were able to continue the momentum from last quarter. By executing against our strategic initiatives, we are in an unparalleled position to take advantage of the industry shift to device software optimization. It's an exciting time to be at Wind River," concluded Klein.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific Time on May 18, 2004 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com. A replay of the conference call will be available after 8:30 a.m. Pacific on May 18, 2004 until 11:59 p.m. Pacific on May 25, 2004. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 7308308.

About Wind River

Wind River is the global leader in device software optimization (DSO). Wind River enables companies to develop and run software faster, better, less expensively and more reliably. Wind River Platforms tightly integrate a rich set of market-leading operating systems, development tools and middleware with services to provide a complete foundation that meets the specific requirements of a vertical market. Wind River's products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share, cash flows and share count for the fiscal quarter ending July 31, 2004, that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River's implementation of its new business models and market strategies, the ability of our customers to sell products that include our software, the impact of competitive products and pricing, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, its Quarterly Reports on Form-10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

                      Wind River Systems, Inc.
          Condensed Consolidated Statements of Operations
              (in thousands, except per share amounts)
                           (unaudited)

                                                     Three months ended
                                                          April 30,
                                                      2004         2003
                                                   ---------    ---------
Revenues, net:
  Product                                          $  26,764    $  26,847
  Subscription                                         9,505        2,371
  Services                                            16,503       19,325
                                                   ---------    ---------
     Total revenues                                   52,772       48,543
                                                   ---------    ---------
Cost of revenues:
  Products                                             1,330        2,743
  Subscription                                         2,334          796
  Services                                             8,932        9,690
  Amortization of purchased intangibles                  987        1,465
                                                   ---------    ---------
     Total cost of revenues                           13,583       14,694
                                                   ---------    ---------
       Gross profit                                   39,189       33,849
                                                   ---------    ---------
Operating expenses:
  Selling and marketing                               20,959       23,444
  Product development and engineering                 15,116       14,349
  General and administrative                           5,210        7,489
  Amortization of other intangibles                      171          377
  Restructuring costs                                  1,238            -
                                                   ---------    ---------
     Total operating expenses                         42,694       45,659
                                                   ---------    ---------
       Loss from operations                           (3,505)     (11,810)

     Other income, net                                   402        1,672
                                                   ---------    ---------
Loss before provision for income taxes                (3,103)     (10,138)
Provision for income taxes                               700          635
                                                   ---------    ---------
       Net loss                                    $  (3,803)   $ (10,773)
                                                   =========    =========
Net loss per share:
  Basic and diluted                                $   (0.05)   $   (0.14)
Shares used in per share calculation:
  Basic and diluted                                   81,162       79,619
Reconciliation to Non-GAAP Net Loss:
Net loss                                           $  (3,803)   $ (10,773)
Amortization of purchased and other intangibles        1,158        1,842
Gain on investments and technology                      (513)        (416)
Restructuring costs                                    1,238            -
                                                   ---------    ---------
  Non-GAAP net loss                                $  (1,920)   $  (9,347)
                                                   =========    =========
Non-GAAP net loss per share:
  Basic and diluted                                $   (0.02)   $   (0.12)

Shares used in per share calculation:
  Basic and diluted                                   81,162       79,619

                      Wind River Systems, Inc.
               Condensed Consolidated Balance Sheets
                          (in thousands)
                           (unaudited)

                                                   April 30,    January 31,
                                                      2004         2004
                                                   ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $  28,827    $  32,254
  Short-term investments                              16,794       19,580
  Accounts receivable, net                            37,386       43,153
  Prepaid and other current assets                    13,679       10,301
                                                   ---------    ---------
     Total current assets                             96,686      105,288

Investments                                          180,864      162,661
Property and equipment, net                           91,271       92,388
Intangibles, net                                      85,426       86,612
Other assets                                           8,778        9,271
Restricted investments                                45,265       46,332
                                                   ---------    ---------
       Total assets                                $ 508,290    $ 502,552
                                                   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $   2,740    $   2,744
  Accrued liabilities                                 17,324       15,721
  Accrued restructuring costs                          2,673        2,851
  Accrued compensation                                15,013       16,533
  Income taxes payable                                 2,445        2,559
  Deferred revenues                                   45,495       39,128
                                                   ---------    ---------
     Total current liabilities                        85,690       79,536

Convertible subordinated debt                        150,000      150,000
Other long-term debt                                  40,000       40,000
                                                   ---------    ---------
       Total liabilities                             275,690      269,536
                                                   ---------    ---------
Stockholders' equity:
  Common stock                                            84           83
  Additional paid-in-capital                         757,508      753,257
  Loan to stockholder                                      -       (1,872)
  Treasury stock, at cost                            (34,023)     (32,860)
  Accumulated other comprehensive loss                (2,042)        (468)
  Accumulated deficit                               (488,927)    (485,124)
                                                   ---------    ---------
      Total stockholders' equity                     232,600      233,016
                                                   ---------    ---------
        Total liabilities and

         stockholders' equity                      $ 508,290    $ 502,552
                                                   =========    =========

Contacts:
Mike Zellner
Wind River
Chief Financial Officer
+1.510.749.2750
mike.zellner@windriver.com

Tyler Painter
Wind River
Treasurer & Senior Director, Investor Relations
+1.510.749.2551
tyler.painter@windriver.com